Exhibit 1

July 16, 2010

Yucaipa American Alliance Fund II, L.P. and

Yucaipa American Alliance (Parallel) Fund II, L.P.

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attention: Derex Walker

Re: $10,000,000 aggregate amount of Morgans Hotel Group Co. (“Issuer”)  2.375% Senior Subordinated Convertible Notes due 2014 (“Securities”)

Ladies and Gentlemen:

Castle Creek Arbitrage LLC, acting as investment manager with discretionary authority on behalf of certain managed accounts (“Seller”) agrees to sell to Yucaipa American Alliance Fund II, L.P. (“YAAF II”) and Yucaipa American Alliance (Parallel) Fund II, L.P. (collectively with YAAF II, “Purchaser”), and Purchaser agrees to buy from such accounts managed by Seller, the Securities on terms previously negotiated in the amount and at the price as set forth on Schedule A hereto (such sale and purchase of the Securities, the “Transaction”).  The Transaction will close on Wednesday, July 21, 2010.  At the closing Seller, or an agent acting on behalf of Seller, shall transfer the Securities to an account specified by Purchaser and Purchaser shall deliver cash by wire transfer of immediately available funds of the purchase price (including accrued interest) to the accounts designated by Seller as set forth on Schedule A hereto.  Seller currently holds Securities with CUSIP 61748WAA6 and is in the process of exchanging such Securities for Securities with CUSIP 61748WAB4.  If Seller is unable to effect this exchange in order for the closing of the sale to occur on the date scheduled therefor, then Seller may extend the closing date by an additional trading day by giving Purchaser one trading day notice thereof.  Notwithstanding the foregoing, the closing shall take place no later than Friday, July 23, 2010.  If the closing is extended past July 21, 2010 in accordance herewith or otherwise with the consent of Seller and Purchaser, Seller shall receive all accrued and unpaid interest on the Securities up to, but not including, the day of the closing, and the parties shall amend this agreement and any associated agreements or documents, including trade confirmations as may be required.

A.            Seller represents and warrants to Purchaser the following:

1.             Seller represents to Purchaser that it is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Issuer of the Securities to make an informed decision regarding the Transaction, and it has independently and without reliance upon Purchaser in its independent judgment made its own analysis and decision to enter into the Transaction based on such information as it has deemed appropriate, including its own due diligence.

2.             Pursuant to that certain Letter Agreement, dated as of July 14, 2010, by and between Seller, Purchaser, and the Issuer (the “Confidentiality Agreement”), the Issuer has made available certain material non-public information to Seller regarding Issuer’s 2010 second quarter financial performance (the “Provided Information”).  Notwithstanding the foregoing, Seller acknowledges that Purchaser and Purchaser’s principals, representatives, consultants, affiliates and their agents may possess other material non-public information that has not been made available to Seller by Purchaser, (“Purchaser Excluded Information”) regarding the Securities, the Issuer, its other outstanding debt or securities, its financial performance, prospects, projections and plans that have not been provided to Seller, including without limitation, information received on a confidential basis directly or indirectly from (i) the Issuer or its affiliates, (ii) other creditors of and/or potential investors in, the Issuer or its affiliates, and (iii) the respective representatives or agents of the foregoing.  Seller acknowledges that it has not requested and does not wish to receive Purchaser Excluded Information from Purchaser, and Seller will not rely upon Purchaser to furnish or make available any documents or other information regarding the credit, affairs, financial condition, future plans, business of, or any other matter concerning the Issuer, its affiliates, or the Securities.  The Purchaser Excluded Information may be indicative of a value of the Securities that is substantially different than the purchase price reflected in the Transaction.  Seller agrees that Purchaser shall have no liability to Seller with respect to the non-disclosure of Purchaser Excluded Information or the disclosure of the Provided Information, and Seller releases and forever discharges Purchaser from any such liability.

3.             Seller has not received any investment advice or opinion from Purchaser as to whether the Transaction is prudent or suitable for Seller, and Seller is not relying on any representation or warranty of Purchaser in connection with the Transaction except as expressly set forth herein.

4.             Seller has full power and authority to enter into and perform this letter agreement (this “Agreement”), the Transaction, and the transactions contemplated hereby and thereby.  The sale of the Securities by it to Purchaser has been duly authorized, and this Agreement, the Confidentiality Agreement, and any other agreements or instruments of transfer with respect to the Transaction have been (or will be) duly executed and delivered and this Agreement is a legal, valid, binding and enforceable obligation against it in accordance with its terms, subject to the limitations of bankruptcy and equitable principles generally.

5.             The accounts managed by Seller, as identified on Schedule A hereto, are the sole legal and beneficial owner of the Securities free and clear of any liens, claims, charges, encumbrances or security interest.

6.             Seller has made no prior assignment, sale, transfer, conveyance or disposition of the Securities or any interest therein.  In addition, Seller has not received any principal payment with respect to the Securities from Issuer or any other person.

7.             Seller is a sophisticated investor that is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended, (the “Act”) and Seller is experienced, sophisticated and knowledgeable in negotiating and trading in the securities and credit obligations of private and public companies and understands the disadvantage to which the Seller is subject on account of the disparity of information as between the Purchaser and the Seller.  Notwithstanding the fact that Seller is aware that Purchaser Excluded Information exists and is known to Purchaser and that Purchaser has not disclosed such Purchaser Excluded Information to Seller, Seller is willing to enter the Transaction to sell the Securities to Purchaser.

8.             Seller has had the opportunity to consult with its legal, financial and other advisers as it deems appropriate regarding the Transaction.

9.             Seller acknowledges that Purchaser is relying on this Agreement in engaging in the Transaction, and would not engage in the Transaction in the absence of this Agreement.

Seller hereby irrevocably waives and releases Purchaser from any and all claims and causes of action that it or any institutional investor or other person for which it is acting as a duly authorized fiduciary or agent may have or may hereafter acquire against Purchaser relating to (a) Purchaser’s possession of Purchaser Excluded Information in connection with the Transaction, (b) any failure of Purchaser to disclose the Purchaser Excluded Information in connection with the Transaction, (c) Issuer’s disclosure of the Provided Information, and (d) Purchaser’s representatives’ membership on the board of directors of the Issuer or its affiliates in connection with the Transaction.

B.            Purchaser represents and warrants to Seller the following:

1.             Purchaser represents to Seller that it is a sophisticated purchaser with respect to the Securities and has adequate information concerning the business and financial condition of the Issuer of the Securities to make an informed decision regarding the Transaction, and it has independently and without reliance upon Seller in its independent judgment made its own analysis and decision to enter into the Transaction based on such information as it has deemed appropriate, including its own due diligence.

2.             Pursuant to the Confidentiality Agreement and/or otherwise, the Issuer has made available to Purchaser the Provided Information.  Notwithstanding the foregoing, Purchaser acknowledges that Seller and Seller’s principals, representatives, consultants, affiliates and their agents may possess other material non-public information that has not been made available to Purchaser by Seller (“Seller Excluded Information”), regarding the Securities, the Issuer, its other outstanding debt or securities, its financial performance, prospects, projections and plans that have not been provided to Purchaser, including without limitation, information received on a confidential basis directly or indirectly from (i) the Issuer or its affiliates, (ii) other creditors of and/or potential investors in, the Issuer or its affiliates, and (iii) the respective representatives or agents of the foregoing.  Purchaser acknowledges that it has not requested and does not wish to receive Seller Excluded Information from Seller, and Purchaser will not rely upon Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition, future plans, business of, or any other matter concerning the Issuer, its affiliates, or the Securities.  The Seller Excluded Information may be indicative of a value of the Securities that is substantially different than the purchase price reflected in the Transaction.  Purchaser agrees that Seller shall have no liability to Purchaser with respect to the non-disclosure of Seller Excluded Information or the disclosure of the Provided Information, and Purchaser releases and forever discharges Seller from any such liability.

3.             Purchaser has not received any investment advice or opinion from Seller as to whether the Transaction is prudent or suitable for Purchaser, and Purchaser is not relying on any representation or warranty of Seller in connection with the Transaction except as expressly set forth herein.

4.             Purchaser has full power and authority to enter into and perform this Agreement, the Transaction, and the transactions contemplated hereby and thereby.  The purchase of the Securities from Seller has been duly authorized, and this Agreement, the Confidentiality Agreement, and any other agreements or instruments of transfer with respect to the Transactions have been (or will be) duly executed and delivered and this Agreement is a legal, valid, binding and enforceable obligation against it in accordance with its terms, subject to the limitations of bankruptcy and equitable principles generally.

5.             Purchaser is a sophisticated investor that is an “accredited investor” within the meaning of Rule 501 under the Act and Purchaser is experienced, sophisticated and knowledgeable in negotiating and trading in the securities and credit obligations of private and public companies and understands the disadvantage to which the Purchaser is subject on account of the disparity of information as between the Seller and the Purchaser.  Notwithstanding the fact that Purchaser is aware that Seller Excluded Information exists and is known to Seller and that Seller has not disclosed such Seller Excluded Information to Purchaser, Purchaser is willing to enter the Transaction to purchase the Securities from Seller.

6.             Purchaser has had the opportunity to consult with its legal, financial and other advisers as it deems appropriate regarding the Transaction.

7.             Purchaser acknowledges that Seller is relying on this Agreement in engaging in the Transaction, and would not engage in the Transaction in the absence of this Agreement.

Purchaser hereby irrevocably waives and releases Seller from any and all claims and causes of action that it or any institutional investor or other person for which it is acting as a duly authorized fiduciary or agent may have or may hereafter acquire against Seller relating to (a) Seller’s possession of Seller Excluded Information in connection with the Transaction, (b) any failure of Seller to disclose the Seller Excluded Information in connection with the Transaction, and (c) Issuer’s disclosure of the Provided Information.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall be an original, but all of which together shall constitute one agreement.  Transmission by electronic means of an executed counterpart of this Agreement shall be deemed to constitute due delivery of such counterpart.  The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith.

From and after the date hereof, each of Purchaser and Seller covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as any other Party may reasonably deem necessary from time to time to carry out the intent of this Agreement to fully effect the transfer of the Securities to Purchaser.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.

ACKNOWLEDGED, ACCEPTED and AGREED to:

CASTLE CREEK ARBITRAGE LLC.

As Investment Manager on behalf of the accounts identified

on Schedule A attached to this Agreement

By:	/s/ Allan Weine
Name: Allan Weine
Title: Managing Member

ACKNOWLEDGED, ACCEPTED and AGREED to:

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.
By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

	By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.
By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

	By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President